Exhibit 99.1

Contacts:

Media: 703.469.1004 or media@arlingtonasset.com

Investors: Kurt Harrington at 703.469.1080 or ir@arlingtonasset.com

Arlington Asset Investment Corp.

Closes Sale of FBR Capital Markets Stock

Receives $72.5 million of Cash Proceeds

ARLINGTON, VA, May 20, 2009—Friedman, Billings, Ramsey Group, Inc. (d/b/a Arlington Asset Investment Corp.) (NYSE: FBR) (“Arlington”), today announced that the Company and FBR Capital Markets Corporation (“FBR Capital Markets”) (NASDAQ: FBCM) closed the repurchase transaction which was previously announced on May 18, 2009. At the closing, the Company sold, and FBR Capital Markets purchased, 16,667,000 shares of FBR Capital Markets common stock at a purchase price of $4.35 per share. Arlington received $72.5 million in gross cash proceeds from the sale. Immediately following the closing, the Company beneficially owned 16,666,049 shares of FBR Capital Markets common stock (representing an approximate 39% ownership interest in FBR Capital Markets).

The completion of the sale partially monetizes Arlington’s investment in FBR Capital Markets and will permit Arlington to deploy the net cash proceeds to investments which offer current income as well as capital appreciation potential and may utilize the Company’s net operating loss carry-forwards and capital loss carry-forwards. The Company expects the investments to include non-agency residential mortgage-backed securities and residential mortgage-backed securities guaranteed by a U.S. Government agency or U.S. Government-sponsored entity, among others.

As of the closing of the transaction, Arlington will no longer control and, therefore, will no longer consolidate FBR Capital Markets in its financial statements. Accordingly, in the second quarter of 2009, Arlington will record a GAAP pre-tax loss on the shares sold of approximately $10.2 million which will not affect the $72.5 million of proceeds from the sale. In addition, Arlington’s remaining shares of FBR Capital Markets will be marked-to-market on the closing date, resulting in a recognized non-cash gain or loss on the difference between the Company’s basis in FBR Capital Markets’ book value of $4.96 per share at March 31, 2009, and the closing price of FBR Capital Markets common stock on May 20, 2009.

About the Company

Friedman, Billings, Ramsey Group, Inc. (d/b/a Arlington Asset Investment Corp.) (NYSE: FBR) invests in mortgage-related assets and merchant banking opportunities. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Certain statements in this press release constitute forward-looking statements that are subject to a number of factors, risks, assumptions, predictions and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to the Company’s ability to deploy the proceeds from the sale of the FBR Capital Markets stock to investments capable of generating current income and capital appreciation, changes in interest rates and the market value of future investments, changes in prepayment rates, rates of default, actions and initiatives of the U.S. Government and changes to U.S. Government policies, the Company’s ability to forecast its tax attributes (which are based upon various facts and assumptions), the Company’s ability to protect and use its net operating loss carry-forwards and net capital loss carry-forwards to offset future taxable income and the Company’s ability to generate taxable income in the future. These and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements are set forth in the Company’s annual report on Form 10-K, as amended, the Company’s quarterly reports on Form 10-Q and the Company’s other public filings with the SEC and public statements. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.